Exhibit 10.6

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

by and among

ANC GREEN SOLUTIONS – ZODEGA, LLC,

ZODEGA LANDSCAPE SERVICES, LLC,

LITTON ENTERPRISES INC. D/B/A ZODEGA-TIS SERVICES,

ROBERT DIHU

and

LARRY LITTON JR.

DATED JANUARY 20, 2021

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 PURCHASE AND SALE OF PURCHASED ASSETS		5

2.1	Purchase and Sale of Purchased Assets	5
2.2	Excluded Assets	7
2.3	Assumption of Liabilities	7
2.4	Non-Assignable Assets	8

ARTICLE 3 CONSIDERATION AND EXCHANGE		8

3.1	ANC Share Issuance	8
3.2	Indemnity Holdback	8
3.3	Allocation of Purchase Price	8

ARTICLE 4 CONTRIBUTION OF CONTRIBUTED ASSETS		9

4.1	Contribution of Contributed Assets	9
4.2	HoldCo Transfer.	9

ARTICLE 5 CLOSING		9

5.1	Closing	9
5.2	Seller’s Deliveries	9
5.3	Purchaser’s Deliveries	10

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS		11

6.1	Title to Assets	11
6.2	Organization and Authority	11
6.3	Capitalization; Subsidiaries	11
6.4	No Conflict	12
6.5	Compliance with Laws	12
6.6	Permits	12
6.7	Financial Statements; Liabilities	12
6.8	Absence of Changes	13
6.9	Title; Condition and Sufficiency of Assets	14
6.10	Contracts	14
6.11	Employee Benefit Plans	14
6.12	Employees; Employee Relations	15
6.13	Real Property	15
6.14	Environmental Matters	16
6.15	Intellectual Property	16
6.16	Customers and Suppliers	17
6.17	Insurance	17
6.18	Privacy	17
6.19	Litigation	17
6.20	Taxes	17

6.21	Brokers	18
6.22	Disclosure	18

ARTICLE 7 COVENANTS		18

7.1	Confidentiality	18
7.2	Non-Competition and Non-Solicitation	18
7.3	Non-Disparagement	19
7.4	Employees	20
7.5	Use of Assumed Name	20
7.6	Tax Matters	20
7.7	Operating Expenses	21

ARTICLE 8 SURVIVAL AND INDEMNIFICATION		22

8.1	Survival and Limitations	22
8.2	Indemnification by Seller Parties	22
8.3	Purchaser Indemnified Liabilities	22
8.4	Claim Procedures	23
8.5	Calculation, Timing, Manner and Characterization of Indemnification Payments	23
8.6	Control of Third-Party Claims	23
8.7	Holdback	24
8.8	Right of Set-Off	25
8.9	Exclusive Remedy	25

ARTICLE 9 MISCELLANEOUS		25

9.1	Fees and Expenses	25
9.2	Further Acts and Assurances	25
9.3	Notices, Etc.	25
9.4	Successors and Assigns	26
9.5	Entire Agreement	26
9.6	No Third-Party Beneficiaries	26
9.7	Governing Law; Venue	27
9.8	Waiver of Jury Trial	27
9.9	Severability	27
9.10	Modification and Waiver	27
9.11	Headings	27
9.12	Interpretive Provisions	27
9.13	No Strict Construction	28
9.14	Counterparts; Facsimiles	28

Exhibit A – Form of Contribution Agreement

Exhibit B – Purchase Price Allocation

Exhibit C – Form of Bill of Sale

Exhibit D-1 – Form of Dihu Employment Agreement

Exhibit D-2 – Form of Litton Employment Agreement

Exhibit E – Form of Lease Assignment

ii

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

This ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of January 20, 2021 (the “Effective Date”), is made by and among ZODEGA LANDSCAPE SERVICES, LLC, a Delaware limited liability company (“Purchaser”), ANC GREEN SOLUTIONS – ZODEGA, LLC, a Delaware limited liability company (“HoldCo,” together with Purchaser, “Purchaser Parties”), LITTON ENTERPRISES INC. D/B/A ZODEGA-TIS SERVICES, a Texas corporation (“Seller”), and for the limited purposes set forth herein, Robert Dihu (“Dihu”) and Larry Litton Jr. (“Litton”) (collectively, the “Shareholders”).

RECITALS

WHEREAS, Seller is currently engaged in the business of commercial and residential lawn care, landscaping and hardscaping, irrigation, power/pressure washing, pest control, and related services (the “Business” or “Services”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all or substantially all of the assets used in the Business, which assets are owned by Seller, upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the recitals, the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Purchaser, HoldCo, Seller and the Shareholders hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise defined elsewhere in this Agreement, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, hearing, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, charge, complaint, arbitration, or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. Control shall be presumed to exist if any Person, directly or indirectly, is the beneficial owner of more than fifty percent (50%) of any class of voting security of or interest in the specified Person or of which the specified Person is directly or indirectly the owner of more than fifty percent (50%) of any class of voting security or any interest therein.

“ANC” means Andover National Corporation, a Delaware corporation.

“ANC Share Value” means Eleven Dollars ($11) per ANC Share.

“ANC Shares” means class “A” common stock of ANC.

“Ancillary Agreements” means all documents executed in connection with this Agreement.

“Assumed Contracts” is defined in Section 2.1(a)(iii).

“Assumed Liabilities” is defined in Section 2.3.

“Bill of Sale” is defined in Section 5.2(b).

“Business” is defined in the recitals to this Agreement.

“Business Vehicles” is defined in Section 6.9(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim” means any and all claims, causes of action, demands, payments, charges, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders, judgments, liabilities, losses, damages, penalties, fines and costs and expenses (including reasonable attorneys’ fees, legal or other expenses) incurred in connection therewith and including liabilities, costs, losses and damages.

“Closing” is defined in Section 5.1.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended (and, as appropriate hereunder, the Treasury Regulations).

“Confidential Information” is defined in Section 7.1.

“Contract” and “Contracts” means, with respect to any Person, any contract, license, sublicense, purchase order, lease, sublease, agreement or instrument, or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which such Person is a party or by which any of its assets are bound.

“Contributed Assets” is defined in Section 4.1.

“Contribution Agreement” is defined in Section 4.1.

“Employment Agreement” is defined in Section 5.2(d).

“Excluded Assets” is defined in Section 2.2.

“Facility” is defined in Section 6.14(d).

“Financial Statements” is defined in Section 6.7(a).

“Governmental Authority” means government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic or foreign.

“HoldCo” is defined in the preamble to this Agreement.

“HoldCo Operating Agreement” means that certain Limited Liability Company Agreement of ANC Green Solutions – Zodega, LLC, a Delaware limited liability company, dated January 1, 2021.

“HoldCo Transfer” is defined in Section 4.2.

“Indemnity Holdback Amount” means the value of the Indemnity Holdback Shares, which is $56,419.

“Indemnity Holdback Shares” means 5,129 ANC Shares.

“Intellectual Property” means all (a) trademarks, service marks, logos, corporate names, domain names, protected models, designs, created works, assumed names, trade names or other trade rights of Seller associated with the Business, whether or not registered (b) e-mail addresses, websites, URLs, phone numbers and internet domain name registrations of Seller associated with the Business, and (c) rights under any licenses of Seller to use any of the foregoing types of intellectual property.

“Intellectual Property Rights” is defined in Section 6.15.

“Interim Balance Sheet” is defined in Section 6.7(a).

“Interim Balance Sheet Date” is defined in Section 6.7(a).

“Interim Financial Statements” is defined in Section 6.7(a).

“Knowledge” means the actual knowledge and awareness of the officers and other individuals exercising supervisory power of Seller (including, but not limited to the Shareholders) and such knowledge and awareness as an individual person would have after reasonable investigation.

“Law” or “Laws” means all federal, state, local or foreign laws, legislation, statutes, constitutions, rules, regulations, codes, edicts, orders, judgments, decrees, ordinances, or legally binding directives, guidance or pronouncements or rules of common law of any Governmental Authority.

“Leased Real Property” means the real property and improvements located at 7026 Old Katy Road, Suite 259, Houston, Texas 77024, and at 10612 Hempstead Highway, Houston, Texas 77092.

“Liability” or “Liabilities” means any debt, obligation, duty, liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued,

unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several, or secondary liability), or STRICT LIABILITY (INCLUDING WITHOUT LIMITATION STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAW) regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.

“Lien” means any liens, claims, options, warrants, charges, security interests, pledges, mortgages or other encumbrances whatsoever.

“Losses” means any losses, liabilities, claims, damages (including punitive, incidental, consequential, special or indirect damages, including loss of revenue, diminution in value or any damages based on any type of multiple), penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements.

“Majority Interest” is defined in Section 2.1(a).

“Operating Expenses” is defined in Section 7.7.

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Permit” means any governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations.

“Permitted Lien(s)” means any of the following: (i) any zoning, building codes, or other governmentally established restrictions or encumbrances, (ii) Liens for property Taxes which are not yet delinquent; (iii) Liens to be released prior to Closing; or (iv) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such real property that do not or would not materially impair the use or occupancy of such real property in the operation of the Business as currently conducted thereon.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, estate, association, organization or other entity.

“Purchase Price” means the aggregate value of (i) the ANC Shares transferred by Purchaser to Seller pursuant to Section 3.1, plus (ii) the Contributed Assets plus (iii) the Assumed Liabilities.

“Purchased Assets” is defined in Section 2.1(a).

“Purchaser” is defined in the preamble to this Agreement.

“Restricted Area” means the geographic area within a 75-mile radius of the Facility.

“Restricted Period” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Seller” is defined in the preamble to this Agreement.

“Seller Party(ies)” is defined in Section 2.3.

“Seller’s Accounts Receivables” is defined in Section 2.2(c).

“Shareholders” is defined in the preamble to this Agreement.

“Significant Customers” is defined in Section 6.16.

“Significant Suppliers” is defined in Section 6.16.

“Start-Up Period” is defined in Section 7.7.

“Survival Period” is defined in Section 8.1.

“Tax” (and with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, service, license, excise, environmental, stamp, franchise, employment, payroll, severance, occupation, social security, unemployment, withholding, alternative or add-on minimum, ad valorem, value added, transfer, recording or excise tax, or any other tax, custom, duty, governmental fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition thereto.

“Tax Return” means any report, return (including estimated) or other information required (including any attachments or schedules required to be attached to such report, return, or other information) to be supplied (or actually supplied) to a Governmental Authority or third party in connection with any Taxes.

“Transaction Documents” means this Agreement and any other agreement, instrument, notice or other document contemplated hereby or thereby.

“Transactions” means the purchase and sale of the Purchased Assets and the related events and transactions contemplated by this Agreement and the Transaction Documents.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED ASSETS

2.1Purchase and Sale of Purchased Assets.

(a)At the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens except for Permitted Liens, and Purchaser will purchase and accept from Seller on the terms set forth herein, an undivided fifty-one percent (51%) interest (the “Majority Interest”) in all of the property and assets used or held by Seller in the Business other than the Excluded Assets (all of such assets, properties, rights and interests being hereinafter collectively referred to as the “Purchased Assets”), including, but not limited to, a Majority Interest in the following:

(i)all inventory of raw materials, work in process, parts, subassemblies and finished goods, if any, wherever located and whether or not obsolete or carried on Seller’s books of account, in each case with any transferable warranty and service rights of Seller with respect to such assets;

(ii)all personal property and interests therein, wherever located, including the personal property set forth on Schedule 2.1(a)(ii), and all vehicles (including, but not limited to, the Business Vehicles), tools, parts and supplies, fuel, machinery, equipment, tooling, furniture, furnishings, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and software and related documentation (including any source code or systems documentation associated therewith), stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any transferable warranty and service rights of Seller with respect to such assets;

(iii)all rights under all Contracts, to the extent transferable, including the Contracts set forth on Schedule 2.1(a)(iii) (the “Assumed Contracts”);

(iv)all of Seller’s right, title and interest in and to Seller’s Intellectual Property, including but not limited to the Intellectual Property set forth on Schedule 2.1(a)(iv);

(v)all customer lists, e-mail addresses, telephone numbers and fax numbers of Seller;

(vi)all Permits used in the Business, to the extent their transfer is permitted by applicable Law;

(vii)any Claims or Actions of Seller, to the extent assignable (except those Claims or Actions that are exclusively related to and arise in connection with the Retained Liabilities or Excluded Assets) against any third party relating to the Business or the Purchased Assets;

(viii)originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, customer records and files, vendor lists, price lists, distribution lists, compliance records and procedures, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research relating to the Business and the Purchased Assets;

(ix)all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets; and

(x)all goodwill generated by or associated with the Business.

In confirmation of the foregoing sale, assignment, and transfer, Seller will execute and deliver to Purchaser at the Closing the Bill of Sale described in Section 5.2(b).

2.2Excluded Assets. From and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchaser Parties hereunder and under the Contribution Agreement, all assets and properties of Seller other than the Purchased Assets, including but not limited to the following assets and properties (such retained assets and properties being the “Excluded Assets”):

(a)all rights of Seller under this Agreement and any Ancillary Agreement;

(b)the records pertaining to the organization and existence of Seller;

(c)all accounts or notes receivable of Seller as of the Closing Date, including any security or collateral for such accounts receivable or notes and including both billed and unbilled work, and the proceeds thereof (“Seller’s Accounts Receivables”); provided, however, that if Purchaser or HoldCo collects any proceeds of Seller’s Accounts Receivables, then Purchaser or HoldCo, as applicable, agrees to remit the amount of the collected Seller’s Accounts Receivable to Seller within thirty (30) days of its receipt of such amounts, provided, further, that as reasonably requested by Seller, Purchaser or HoldCo, as applicable, agrees to provide Seller with a reasonably detailed accounting of all Seller’s Accounts Receivables Purchaser or HoldCo receives from and after the Closing Date and, if such accounting reveals any additional amounts owed to Seller, then Purchaser or HoldCo, as applicable, agrees to remit payment of such amount to Seller no later than thirty (30) days after the conclusion of such accounting;

(d)all cash of Seller;

(e)any books and records which Seller Parties are required by applicable Law to retain; provided, however, that Seller shall provide Purchaser Parties with copies of all such books and records at or prior to the Closing; and

(f)all assets set forth on Schedule 2.2(f).

2.3Assumption of Liabilities. From and after the Closing, Purchaser shall assume and agree to fully pay, discharge, satisfy and perform when due only the following Liabilities of Seller (collectively, the “Assumed Liabilities”): all Liabilities of Seller (a) arising out of or related to any event, fact or circumstance occurring or existing from and after the Closing under the terms of the Assumed Contracts, (b) arising out of any event, fact or circumstance to the extent directly arising out of or related to Purchaser’s operation of the Business and/or ownership of the Purchased Assets from and after the Closing, and (c) for non-payroll expenses of field employees incurred in the Ordinary Course of Business that are owed to American Express and for the purchase-money financing of five (5) Business Vehicles, in each case as set forth in more detail in Schedule 2.3; provided, however, that Section 2.4 shall apply to such Business Vehicles and the purchase-money financing therefor, mutatis mutandis, such that ownership of those Business Vehicles and liability for such financing shall not actually transfer to Purchaser unless and until the necessary consents are obtained.  The Assumed Liabilities shall not include, and Purchaser shall not assume or become responsible for, any Liabilities of Seller or the Shareholders (each a “Seller Party” and collectively the “Seller Parties”), any of their respective Affiliates, or any predecessors of the foregoing, whether in connection with the Business, the Purchased Assets or otherwise, of whatever nature, whether known or unknown, contingent or otherwise, and whether currently in existence or arising from and after the Closing, unless such Liability is specifically identified as an Assumed Liability in this Section 2.3. All such other Liabilities not specifically identified as an Assumed Liability in this Section 2.3, including all Liabilities for employee benefit plans and employment obligations of Seller, and Seller’s Taxes, will be retained by and remain Liabilities of Seller, its Affiliates, and any predecessors of the foregoing, as applicable (collectively, the “Retained Liabilities”). From and after the Closing, Seller Parties shall promptly request and provide any and all supporting documents and information relating to the Assumed Liabilities reasonably requested by Purchaser.

2.4Non-Assignable Assets. Nothing in this Agreement shall be construed as an attempt to assign, and no Purchaser Party shall assume any Liabilities with respect to, any Assumed Contract or Permit intended to be included in the Purchased Assets that by applicable Law is non-assignable, or that by its terms is non-assignable without the consent of the other party or parties thereto to the extent such party’s or parties’ consent was not so obtained, or as to which all the remedies for the enforcement thereof enjoyed by any Seller Party would not, as a matter of law, pass to any Purchaser Party as an incident of the assignments provided for by this Agreement. Seller shall, at the request and under the direction of any Purchaser Party and in the name of Seller or otherwise (as such Purchaser Party shall specify), take all reasonable actions and do or cause to be done all such things as shall in the reasonable judgment of such Purchaser Party be necessary or proper (a) to assure that the rights and benefits of Seller under such Assumed Contracts or Permits shall be preserved for the benefit of Purchaser and (b) to facilitate receipt of the consideration to be received by Seller in and under every such Assumed Contract, which consideration shall be held for the benefit of, and shall be delivered to, Purchaser. With respect to each such Assumed Contract or Permit, from and after the Closing the Purchaser Parties and the Seller Parties agree to use their commercially reasonable efforts to obtain any necessary consent that was not obtained or to otherwise render it assignable.

ARTICLE 3

CONSIDERATION AND EXCHANGE

3.1ANC Share Issuance. At the Closing, for and in consideration of the transfer of the Majority Interest, Purchaser shall convey, transfer, assign and deliver to Seller 51,290 ANC Shares, the aggregate value of such ANC Shares being equal to $564,188.00, less the Indemnity Holdback Shares, and shall assume the Assumed Liabilities.

3.2Indemnity Holdback. The Indemnity Holdback Shares shall be held back by Purchaser for the purpose of securing the obligations of the Seller Parties contained in Article 8 during the Survival Period.

3.3Allocation of Purchase Price. The Parties hereto shall allocate the Purchase Price among the Purchased Assets and goodwill for financial accounting and Tax purposes in accordance with Exhibit B, which allocation may be revised within forty-five (45) days after the Closing by mutual written agreement of the Parties, and except as otherwise required by law, (a) none of the Parties hereto will take a position on any Tax Return or in any Action inconsistent with the allocation, and (b) the Parties hereto shall file all Tax Returns and forms consistent with such allocation.

ARTICLE 4

CONTRIBUTION OF CONTRIBUTED ASSETS

4.1Contribution of Contributed Assets. Subject to the terms and conditions of that certain Contribution Agreement by and between Seller and HoldCo, in the form attached as Exhibit A (the “Contribution Agreement”), at the Closing, Seller shall convey, transfer, assign and deliver to HoldCo, and HoldCo shall receive from Seller, an undivided forty-nine percent (49%) interest in the Purchased Assets (the “Contributed Assets”), free and clear of any and all Liens other than Permitted Liens, in exchange for certain equity securities of HoldCo in a transaction intended to qualify as a tax-free transaction under Section 721 of the Code, as more specifically described in the Contribution Agreement. Purchaser is a wholly owned subsidiary of HoldCo.

4.2HoldCo Transfer. Effective immediately after the transactions contemplated by the Contribution Agreement, HoldCo agrees that it will convey, transfer, assign, and deliver to Purchaser the Contributed Assets (the “HoldCo Transfer”), unless otherwise agreed to by all the Parties, to be held thereafter by Purchaser in conformity with the Purchaser’s governing documents.

ARTICLE 5

CLOSING

5.1Closing. The Transactions shall close (the “Closing”) contemporaneously with the execution of this Agreement. The Parties need not attend the Closing in person, and the delivery of all documents described in Section 5.2 and Section 5.3 may be handled by electronic transmission. The Transactions shall be considered closed, and possession of the Purchased Assets and the risk of their loss shall be deemed to have been passed to Purchaser as of 5:00 p.m. Houston time on the Closing Date.

5.2Seller’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Purchaser’s deliveries hereunder, Seller shall deliver or caused to be delivered to Purchaser all of the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Purchaser and its counsel:

(a)a counterpart to this Agreement, duly executed by Seller and the Shareholders;

(b)a counterpart to the Bill of Sale, assignment and assumption agreement and such instruments of assignment, assumption and transfer as Purchaser may reasonably deem necessary or desirable to transfer any of the Purchased Assets, in the form attached as Exhibit C, duly executed by Seller (the “Bill of Sale”);

(c)a counterpart to the Contribution Agreement, duly executed by Seller;

(d)a counterpart to an employment agreement by and between Dihu and Purchaser, in the form attached as Exhibit D-1 (the “Dihu Employment Agreement”), duly executed by Dihu;

(e)a counterpart to an employment agreement by and between Litton and Purchaser, in the form attached as Exhibit D-2 (the “Litton Employment Agreement”), duly executed by Litton;

(f)a counterpart to a lease assignment for the Leased Property in substantially the form attached to this Agreement as Exhibit E (the “Lease Assignment”), duly executed by the landlord for the Leased Real Property;

(g)title certificates to the Business Vehicles, duly executed by the applicable Seller Party (together with any other transfer forms necessary to transfer title to such vehicles);

(h)such lien releases subject to receipt of payoffs or other written evidence reasonably satisfactory to Purchaser, evidencing the release of all Liens on the Purchased Assets that are not Permitted Liens, including but not limited to those set forth on Schedule 5.2(h);

(i)the duly executed HoldCo Operating Agreement;

(j)a certificate of the officers of Seller certifying that attached thereto are true and complete copies of (1) the articles of incorporation or organization of Seller, and all amendments thereto, as certified by the Secretary of State of the State of Texas; (2) the bylaws of Seller, and all amendments thereto, or if no bylaws have been adopted by Seller, a certification of the Shareholders and board of directors of Seller certifying that no bylaws have been adopted; and (3) all written resolutions adopted by the board of directors of Seller and the Shareholders authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(k)a duly executed certificate from Seller prepared by Purchaser in accordance with Treasury Regulations Section 1.1445-2 certifying that Seller is not a foreign person;

(l)a certificate of fact issued by the Secretary of State of the State of Texas and evidence that Seller’s franchise account status in the State of Texas is “active”; and

(m)such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

5.3Purchaser’s Deliveries. Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Seller’s deliveries hereunder, Purchaser and HoldCo shall deliver or cause to be delivered to Seller all of the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Seller and its counsel:

(a)a counterpart to this Agreement, duly executed by Purchaser and HoldCo;

(b)a counterpart to the Bill of Sale, duly executed by Purchaser;

(c)a counterpart to the Contribution Agreement, duly executed by HoldCo;

(d)a counterpart to the Employment Agreement, duly executed by Purchaser;

(e)a counterpart to the Lease Agreement, duly executed by Purchaser;

(f)the duly executed HoldCo Operating Agreement;

(g)evidence of the issuance of the ANC Shares as described in Section 3.1;

(h)written resolutions of the Purchaser Parties authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(i)a certificate of good standing issued by the Secretary of State of the State of Delaware;

(j)a certificate certifying the consummation of the HoldCo Transfer; and

(k)such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

Seller and the Shareholders, jointly and severally, make the following representations and warranties to Purchaser as of the Effective Date:

6.1Title to Assets. Seller has good, valid and marketable title to and is the sole owner of the Purchased Assets, and the Purchased Assets are free and clear of Liens other than the Permitted Liens. No other Person has an ownership or other interest in any of the Purchased Assets.

6.2Organization and Authority. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas. Seller has all requisite company power and authority to carry on the business and to own and use the assets and properties owned and used by it. Seller has full company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Any and all company action on the part of Seller and its directors necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Seller hereunder and thereunder, has been taken. This Agreement has been duly and validly executed and delivered and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3Capitalization; Subsidiaries. The Shareholders collectively own all of the issued and outstanding capital stock of Seller. There are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of Seller, or subscriptions, warrants, options, phantom equity interests, rights (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating any Seller Party to issue or dispose of any of its equity securities or any ownership interest therein. Seller does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

6.4No Conflict. The execution and delivery of this Agreement by Seller and the Purchasing Parties, and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Authority, the certificate of formation, company agreement, or other organizational documents of Seller or the Purchasing Parties, or any agreement, indenture or other instrument to which Seller is a party or by which Seller may be bound, or of any order, judgment or decree applicable to Seller or the Purchasing Parties, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien upon any of the properties or assets of Seller or the Purchasing Parties, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing would not have a material adverse effect on the ability of Seller or the Purchasing Parties to enter into and perform their respective obligations under this Agreement.

6.5Compliance with Laws. Seller and the Purchasing Parties have been and are in compliance in all material respects with all applicable Laws. Except as set forth in Schedule 6.5, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the Knowledge of Seller, threatened with respect to Seller, by any Governmental Authority with respect to any alleged (a) violation in any material respect by Seller of any Law, or (b) failure by Seller to have any Permit required in connection with the conduct of the Business.

6.6Permits. Schedule 6.6 sets forth all Permits necessary for the conduct of the Business as presently conducted, each of which Seller validly possess and which are in full force and effect. Except as set forth on Schedule 6.6, (a) each of the Permits listed on Schedule 6.6 are valid and in full force and effect and will continue to be valid and in full force and effect, on identical terms, following the consummation of the Transactions, without the consent of or payment to any Governmental Authority or other third-party or the assumption by Seller of any additional Liabilities as a result thereof or in connection therewith; and (b) no event has occurred with respect to any such Permit that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation thereof.

6.7Financial Statements; Liabilities.

(a)Seller has provided true, correct, and complete copies the following financial statements (the “Financial Statements”): (1) the balance sheet of Seller as of December 31, 2018 and December 31, 2019 and the related statements of income and stockholder’s equity and cash flows for the years ended December 31, 2018 and December 31, 2019, and (2) the unaudited consolidated balance sheet of Seller (the “Interim Balance Sheet”) as of September 30, 2020 (the “Interim Balance Sheet Date”), and the related statements of income for the 9-month period ended on the Interim Balance Sheet Date (together with the Interim Balance Sheet, the “Interim Financial Statements”).

(b)The Financial Statements fairly present, in all material respects, the financial position of Seller, the results of its operations and cash flows, and all payments owed, paid, due, received, accrued, or otherwise arising out of the Assumed Contracts, each as of the respective dates and for the respective periods indicated therein, are consistent with the books and records, prepared in a consistent manner followed throughout the periods covered thereby and in the Ordinary Course of Business.

(c)Seller has no Liabilities except (1) to the extent reflected as a Liability on the Interim Balance Sheet, (2) Liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date none of which results from, arises out of, or relates to any material breach or violation of, or default under, a contractual obligation or requirement of Law, and (3) Liabilities disclosed on Schedule 6.7(c).

6.8Absence of Changes. Except as set forth in Schedule 6.8, since December 31, 2019, Seller has not with respect to the Business or the Purchased Assets: (i) incurred any Liability, except normal trade or business Liabilities incurred in the Ordinary Course of Business, or mortgaged, pledged or subjected to any Lien any of the Purchased Assets, (ii) failed to discharge or satisfy any Lien or pay any Liability (absolute or contingent), other than in the Ordinary Course of Business, (iii) sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its properties or assets other than current assets in the Ordinary Course of Business, (iv) made any general wage or salary increase, increased the compensation of any employee (except in the Ordinary Course of Business), entered into any employment contract with any employee, or instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement, (v) suffered any damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, pandemic, epidemic or other virus, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot or act of God or the enemy, or other similar casualty or event or otherwise (whether or not covered by insurance), (vi) canceled or compromised any indebtedness or Claim other than in the Ordinary Course of Business, (vii) entered into any transaction, contract or commitment outside the Ordinary Course of Business, except as expressly contemplated by the Transaction Documents, (viii) acquired or sold any real estate, real estate options, leaseholds, or leasehold improvements, (ix) terminated, discontinued, closed or disposed of any assets or operations of the Business, (x) suffered any adverse change in its financial condition, results of operations or cash flows or in the Business, (xi) made (or committed to make) any capital expenditures in excess of $10,000 in connection with the operation of the Business, (xii) failed to pay or discharge Liabilities relating to the Business as and when due and payable, (xiii) failed to keep in full force and effect insurance covering the Purchased Assets in accordance with Seller’s past practice, (xiv) entered into any contract other than in the Ordinary Course of Business or permitted any amendment or termination of any contract that is material to the Business, (xv) failed to collect any accounts receivable in the Ordinary Course of Business or (xvi) had any material adverse change in the properties, employees, customer or supplier relationships, business prospects, assets, Liabilities, financial position, results of operations or cash flows of the Business other than changes in the Ordinary Course of Business (none of which individually or in the aggregate has had, or could reasonably be expected to have, a material adverse effect on the Business).

6.9Title; Condition and Sufficiency of Assets.

(a)Seller has good, valid, and marketable title to, or a valid leasehold interest in, all of the properties and assets used by it, located on its premises, or that it purports to own (including the Purchased Assets and those reflected on the Interim Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date) free and clear of all Liens, except for Permitted Liens.

(b)The Purchased Assets are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business and are usable in a manner consistent with their current use, and comply with applicable Laws. The Purchased Assets constitute all of the assets, properties and rights necessary for the operation of the Business after the Closing in the same manner as the Business was conducted prior to the Closing by Seller. Other than Seller, no Person (including the Shareholders) owns any assets, properties or rights used in the Business.

(c)A list of all of the motor vehicles used in connection with the Business is set forth on Schedule 6.9(c) (the “Business Vehicles”). Seller has made available to Purchaser copies of titles to all of the Business Vehicles.

6.10Contracts. Schedule 6.10 accurately and completely sets forth all of the Assumed Contracts as of the Effective Date, and with respect to each Assumed Contract: (i) the parties to the Assumed Contract, (ii) the effective date and term of the Assumed Contract; (iii) a general description of the subject matter of the Assumed Contract; and (iv) whether any third-party consent is required to assignment of the Assumed Contract. Seller has previously delivered to Purchaser accurate and complete copies of each of the Assumed Contracts, and none of such Assumed Contracts has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or on Schedule 6.10. All of the Assumed Contracts are in full force and effect, and Seller is not in default or breach under the terms of any such Assumed Contract. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under the terms of any such Assumed Contract. There has been no breach by the other parties to any such Assumed Contract.

6.11Employee Benefit Plans. Except as set forth in Schedule 6.11, Seller does not maintain (i) any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, or a “multiemployer plan” (as defined in section 3(37) of ERISA); or (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA).

6.12Employees; Employee Relations.

(a)Except as set forth in Schedule 6.12(a), no legal proceedings, charges, complaints, grievances, investigations, audits or similar actions have been commenced with respect to Seller under any applicable Laws affecting or relating to the employment relationship, and there are no proceedings, charges, complaints, grievances, investigations, audits or similar actions pending or, to the Knowledge of Seller, threatened under any such applicable Laws and, except as set forth in Schedule 6.12(a), no facts or circumstances exist which would give rise to any such actions. Seller is not subject to any order, settlement or consent decree with any present or former employee, employee representative or other Person, including any Governmental Authority, relating to Claims in respect of employment or labor practices and policies (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration). Except as set forth in Schedule 6.12(a), no Governmental Authority has issued a judgment, order, decree or finding with respect to the labor or employment practices (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration) of Seller.

(b)Except as set forth in Schedule 6.12(b), Seller is and since the date of its formation has been in compliance in all material respects with all applicable Laws relating to the employment of labor, including labor and employment practices, terms and conditions of employment, wages and hours, overtime payments, employee classification, recordkeeping, equal opportunity, non-discrimination, employee benefits, employee leave, payroll documents, record retention, equal opportunity, immigration, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other Taxes, the full payment of all required social security contributions and taxes, and Seller is not in violation of any applicable Laws concerning retention or classification of independent contractors.

6.13Real Property.

(a)Seller does not own nor has it ever owned any real property nor is it a party to any agreement or option to purchase any real property or interest therein.

(b)The Leased Real Property comprises all of the real property used, or intended to be used in, or otherwise related to, the Business and is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and as currently proposed to be conducted. There are no leases, subleases, licenses, concessions, and other agreements (whether written or oral) pursuant to which the Leased Real Property is bound. The current use and occupancy of the Leased Real Property and operation of the Business thereon does not violate any applicable Laws or any easement or other covenant or restriction affecting such Leased Real Property. All utility services and systems for the Leased Real Property are operational and sufficient for the operation of the Business as currently conducted thereon. Seller has rights of egress and ingress with respect to the Leased Real Property that are sufficient for it to conduct the Business as presently conducted consistent with past practice. There is no unpaid Tax, levy or assessment against the Leased Real Property (except for Liens relating to Taxes not yet due and payable), nor is there any pending or, to the Knowledge of Seller, threatened condemnation proceeding against the Leased Real Property or any portion thereof. No part of any improvements on the Leased Real Property encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Leased Real Property.

(c)Except as set forth in Schedule 6.13(c), there is no material condition affecting the Leased Real Property or the improvements located thereon which requires repair or correction to restore the same to reasonable operating condition.

6.14Environmental Matters. Except as disclosed in Schedule 6.14:

(a)Seller is, and at all times has been, in compliance with all environmental Laws, in all material respects, applicable to the Business, and Seller has obtained or caused to be obtained all licenses under environmental Laws in all material respects necessary for the operation of the Business to comply with all applicable environmental Laws;

(b)Seller has not received any written notice, report, or other communication regarding any violation, alleged violation, or potential Liability under any environmental Laws related to the Business;

(c)There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, Claims, proceedings, demands, notices of violation, deficiency notices, investigations, or the like pending or, to the Knowledge of Seller, threatened relating to compliance with or Liability under any environmental Law affecting Seller related to the Business;

(d)Seller has not received any written request for information, or been notified in writing that it is a potentially responsible party, under CERCLA or any similar Law with respect to any facility used in the Business (“Facility”). No real property currently or previously owned or leased by Seller is listed or proposed for listing on the “National Priorities List” under CERCLA, on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, or any similar list of sites requiring investigation or cleanup as maintained by any Governmental Authority;

(e)There is no Hazardous Material used, generated, treated, stored, transported, disposed of, or handled at any Facility except in compliance with applicable environmental Laws, and there has heretofore been no Release or threatened Release of any Hazardous Material by Seller in, at, on, under or emanating from any real property or any improvement thereon currently owned or leased by Seller in any amount and of a nature which could reasonably be expected to result in liability to Seller; and

(f)Seller has made available to Purchaser true and correct copies of all environmental studies, tests, reports, analyses, audits and assessments conducted by or in the possession and control of Seller relating to any Facility.

6.15Intellectual Property. Seller is the sole and exclusive owner of, or otherwise possesses the requisite legal rights to, all Intellectual Property presently used by Seller or necessary for the conduct of the Business as currently conducted (collectively, the “Intellectual Property Rights”), free and clear of all Liens. The business currently conducted by Seller does not and will not cause Seller to infringe, misappropriate or violate any of the intellectual property of any Person and does not and will not require Seller to obtain any license or other agreement to use any intellectual property of others. The Intellectual Property Rights of Seller are not subject to any challenge (or, to the Knowledge of Seller, threat thereof), and Seller is not aware of any basis therefor, or outstanding decree, order, judgment or stipulation restricting in any manner the use of the Intellectual Property Rights by Seller, or which may affect the validity, use or enforceability of such Intellectual Property Rights.

6.16Customers and Suppliers. Schedule 6.16-1 sets forth a correct and complete list of the ten (10) largest customers of the Business (“Significant Customers”) who have purchased products or services from the Business, measured in terms of dollar value of fees, for the twelve month period ending September 30, 2020. Schedule 6.16-2 sets forth a correct and complete list of the ten (10) largest suppliers of the Business (“Significant Suppliers”), including suppliers contracted by the Business on behalf of properties managed by the Business, with products or services, measured in terms of dollar value of sales, for the twelve month period ending September 30, 2020. Seller has no Knowledge of any intentions of or indications by any Significant Customer or Significant Supplier that any such Significant Customer or Significant Supplier intends to terminate, limit or alter their business relationship with Seller, or with Purchaser after the Closing, in any respect.

6.17Insurance. Schedule 6.17 sets forth the a list of each insurance policy (including policies providing property, casualty, liability, professional or D&O liability, employment practices, product liability and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party or which relate to the conduct of the Business, the Purchased Assets and/or the Leased Real Property. Schedule 6.17 contains a summary of all claims submitted, pending or paid under such policies within the past three (3) years.

6.18Privacy. Seller has complied in all material respects with all Laws and all rules, policies and procedures established by Seller from time to time with respect to privacy and data protection. No written notice has been received from, and to the Knowledge of Seller, no Action is threatened by, any Person alleging a violation of such Person’s privacy rights (a) under any Laws or (b) as a result of any breach by Seller of any of its rules, policies or procedures relating to privacy, data protection, use and security of personal information or personally identifiable information.

6.19Litigation. There is no, and during the last three (3) years there has not been any, Action before any Governmental Authority pending or, to the Knowledge of Seller, threatened against Seller, any of its properties or assets or (to the extent Seller may have an obligation to provide indemnification or may otherwise become liable) any of its shareholders, directors, officers, or employees. Seller is not a party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Governmental Authority) with respect to or affecting the properties, assets, personnel or Business of Seller.

6.20Taxes. All Tax Returns connected with the Purchased Assets for all taxable years or periods that end on or before the Effective Date, and with respect to any taxable year or period beginning before and ending after the Effective Date the portion of such taxable year or period ending on and including the Effective Date, which are required to be filed by or with respect to Seller have been or will be filed when due in a timely fashion taking into consideration any extension of time to file obtained by Seller and such Tax returns as filed are or will be accurate in all material respects. There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Purchased Assets for any pre-Closing period and Seller has not been requested to enter into any such agreement or waiver. All Taxes relating to the Purchased Assets which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Authorities to the extent due and payable.

6.21Brokers. Seller has not incurred any Liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated herein.

6.22Disclosure. No representation or warranty by Seller or any of the Shareholders contained in this Agreement (including the Disclosure Schedule and the exhibits referred to herein) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, when considered in light of the circumstances under which they were made, not misleading.

ARTICLE 7

COVENANTS

7.1Confidentiality. Seller and Shareholders shall, and shall cause its and their respective Affiliates and representatives to, keep confidential and not disclose to any other Person or use for its or his own benefit or the benefit of any other Person any confidential proprietary information, technology, know-how, trade secrets (including all customer lists), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Purchaser Parties, Seller Parties, their respective Affiliates, or any of their respective businesses and operations (“Confidential Information”) in its or his possession or control. The obligations of the Seller Parties under this Section 7.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7.1 or (ii) is required to be disclosed by Law; provided, however, that, in any such case, Seller Parties shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such Confidential Information.

7.2Non-Competition and Non-Solicitation.

(a)Seller and the Shareholders agree that, during the Restricted Period, neither Seller nor any Shareholder will: (i) directly or indirectly, compete with the Business in the Restricted Area, or (ii) own, have an interest in (other than as a less than two percent (2.0%) equity owner of any entity traded on any national, international, or regional stock exchange or in the over-the-counter market), finance, lend to, operate, join, control, or participate in, or be connected with, as an officer, director, manager, member, employee, partner, consultant, or otherwise, any Person which directly or indirectly competes with the Business in the Restricted Area. Notwithstanding the foregoing, Seller and the Shareholders are permitted to own or have an interest in the business entity listed on Schedule 7.2(a) (the “Permitted Business”), but shall not be permitted to finance, lend to, operate, join, control, or participate in, or be connected with the Permitted Business, as an officer, director, manager, member, employee, partner, consultant, or otherwise. The Parties acknowledge that the Restricted Area specifically includes, but is not limited to, those areas of the geographic region where Seller’s products and services are marketed, provided, and distributed by Seller. The Restricted Area is designed and agreed by the parties to include both the business locations of Seller’s principal competitors and the geographic region from which the substantial majority of Seller’s customers, distributors, purchases of products, services or goods, and marketers of Seller are drawn.

(b)During the Restricted Period, and except as otherwise permitted below, neither Seller nor any Shareholder shall in any way, directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of Purchaser to terminate employment or engagement with Purchaser, (ii) otherwise interfere with or disrupt Purchaser’s relationship with its employees or independent contractors, (iii) solicit, entice, or hire away any employee or independent contractor of Purchaser, or (iv) hire or engage any employee or independent contractor of Purchaser or any former employee or former independent contractor of Purchaser whose employment or engagement with Purchaser ceased less than one (1) year before the date of such hiring or engagement. Seller and each Shareholder acknowledges that any attempt on the part of Seller or any Shareholder to induce others to leave Purchaser’s employ or engagement, or any effort by Seller or any Shareholder to interfere with Purchaser’s relationship with its other employees or independent contractors, would be harmful and damaging to Purchaser. Notwithstanding any other term or provision in this Agreement to the contrary, neither Seller nor any Shareholder shall be prohibited from hiring any person who seeks employment with Seller or any Shareholder response to a newspaper advertisement or other form public solicitation seeking potential employees.

(c)Seller Parties acknowledge and agree that the provisions of this Section 7.2 are reasonable and necessary to protect the legitimate business interests of Purchaser and its investment in the Purchased Assets. No Seller Party shall contest that Purchaser’s remedies at law for any breach or threat of breach by Seller Parties or any of their Affiliates of the provisions of this Section 7.2 will be inadequate, and that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 7.2 and to enforce specifically such terms and provisions, in addition to any other remedy to which Purchaser may be entitled at law or equity. The restrictive covenants contained in this Section 7.2 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any Claim which Seller Parties may allege against Purchaser under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(d)If any of the provisions contained in this Section 7.2 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

7.3Non-Disparagement. Each Party agrees that it shall not, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other Parties, or their Affiliates, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other Parties, any of their Affiliates, or any of their then current or former respective officers, managers, employees, representatives, agents or attorneys.

7.4Employees.

(a)As of the Closing, Seller will terminate all of the employees of Seller related to the Business that are set forth in Schedule 7.4(a) (the “Seller Employees”), and shall pay to the Seller Employees in accordance with Seller’s customary payroll practices amounts owed to the Seller Employees, including, without limitation, all accrued but unpaid compensation, bonuses and commission.

(b)Purchaser shall make good faith efforts to offer employment to and to hire the Seller Employees set forth on Schedule 7.4(b) (the “Hired Employees”), and shall credit all Hired Employees with service credit for time worked as an employee of Seller. Notwithstanding the foregoing, all Hired Employees shall be deemed to be hired simultaneously with the Closing, and the termination of the Seller Employees by Seller and the hire of the Hired Employees by Purchaser shall be deemed to be simultaneous.

(c)Seller shall be responsible for paying any and all accrued but unpaid vacation and paid time off, if any, for any Seller Employees not hired by Purchaser. Notwithstanding anything to the contrary in this Agreement, Seller shall indemnify Purchaser for any costs or Claims relating to the termination of the Seller Employees.

(d)Purchaser shall assume no Liabilities of Seller as to any Seller Employee. Seller will not take, directly or indirectly, any action that would impede, impair, hinder, interfere or otherwise compete with Purchaser’s efforts to hire any Seller Employee.

7.5Use of Assumed Name. Promptly following Closing (and in no event later than thirty (30) days after the Closing Date) Seller shall file such documents as may be necessary to terminate Seller’s use of the assumed names “Zodega-TIS Services”, “Zodega”, “We Only Cut Grass”, “Taylor Irrigation Company”, “American Lawn and Landscape”, “TIS Services”, “AquaForce”, and “Texas Commercial Lawn Care”, and thereafter Seller Parties and their Affiliates shall not adopt, use, cause to be used, or approve or sanction the use of such names, or any name so similar as to cause confusion therewith.

7.6Tax Matters.

(a)The Purchaser Parties and Seller shall take all actions, including the execution and delivery of such certificates and other documents, reasonably required to obtain lawful exemptions and otherwise lawfully minimize all transfer, documentary, sales, use, stamp, registration, vehicle transfer and other such Taxes imposed by any Governmental Authority and all recording or filing fees and notarial fees, if any, incurred in connection with the Transfer of the Purchased Assets under this Agreement. However, any and all transfer, documentary, sales, use, stamp, registration, vehicle transfer and other such Taxes imposed by any Governmental Authority and all recording or filing fees and notarial fees, if any, incurred in connection with the Transfer of the Purchased Assets under this Agreement shall be borne ½ by Seller and ½ by Purchaser.

(b)Seller will cause to be included in its Tax Returns for all taxable periods or partial periods ending on or before the Closing Date, all revenue and expense relating to the operations of the Business during such periods or partial periods. Seller will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Authorities. Seller will make all payments of Tax shown to be due and owing in such Tax Returns. Purchaser will cause to be included in its Tax Returns for the taxable period or partial periods including or beginning on the Closing Date, all revenue and expense relating to the operations of the Business during such periods or partial periods. Purchaser will prepare and timely file or cause to be prepared and timely filed all such Tax Returns with the appropriate Governmental Authorities. Purchaser will make or cause to be made all payments of Tax shown to be due and owing in such Tax Returns.

(c)Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to liability for Taxes for any period that ends on or includes the Closing Date, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. In addition, Seller shall (a) retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or partial periods ending on or before or that include the Closing Date, and (b) shall not destroy or otherwise dispose of any such books and records without first providing Purchaser with a reasonable opportunity to review and copy those parts of the same directly relating to the operation of the Business, or to take possession of, the same. In addition, Purchaser shall (x) retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or partial periods ending eighteen (18) months after the Closing Date, and (y) shall not destroy or otherwise dispose of those parts of the same directly relating to the operation of the Business, without first providing Seller with a reasonable opportunity to review and copy, or to take possession of, the same.

(d)Seller shall deliver to Purchaser all notices from taxing authorities related to the Purchased Assets promptly upon their receipt.

7.7Operating Expenses. Seller Parties shall, jointly and severally, reimburse promptly (and, in any event, within five (5) Business Days) Purchaser for or directly satisfy (at Purchaser’s election) all amounts required by Purchaser to operate the Business in the ordinary course for the one (1) month period from and after the Closing Date (the “Start-Up Period”), taking into account all revenue generated and received by the Business after the Closing Date (the “Operating Expenses”).

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

8.1Survival and Limitations. The representations and warranties of Seller Parties contained in this Agreement shall survive for a period of eighteen (18) months following the Closing Date (the “Survival Period”), except for representations and warranties contained in Section 6.1 (Title to Assets), Section 6.2 (Organization and Authority), Section 6.3 (Capitalization) and Section 6.21 (Brokers) which will continue in full force and effect in perpetuity, and except for representations and warranties contained in Section 6.11 (Employee Benefit Plans), Section 6.12 (Employees; Employee Relations) Section 6.14 (Environmental Matters) and Section 6.20 (Taxes), which shall survive until the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to (i) any breach or nonfulfillment of any covenants or agreements made by Seller Parties herein or in any document executed in connection herewith, including the failure to abide by the non-competition, non-solicitation and confidentiality provisions contained herein and (ii) Claims involving fraud, willful misconduct or intentional misrepresentation on the part of the Seller Parties, all of which shall survive the execution and delivery of this Agreement and the consummation of the Transactions contemplated by this Agreement.

8.2Indemnification by Seller Parties. Subject to the provisions of this Article 8, including, without limitation, the applicable survival period for such representation, warranty, covenant or agreement, from and after the Closing, Seller Parties shall jointly and severally indemnify, defend and hold harmless Purchaser Parties and their officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (the “Purchaser Indemnified Parties”) from, against and in respect of any damages or Claims that arise out of, relate to or result from any of the following described matters: (i) any representation or warranty made by the parties to this Agreement not having been true and correct and as of the Closing, (ii) any breach by Seller Parties of any covenant or obligation of Seller in this Agreement or in any document executed in connection herewith, (iii) any Taxes relating to the Purchased Assets attributable to any taxable periods or partial periods ending on or before the Closing Date and (iv) Seller’s ownership of the Purchased Assets and the operation of the Business prior to the Closing Date, including but not limited to any and all employment Taxes and employment-related Liabilities.

8.3Purchaser Indemnified Liabilities. Subject to the provisions of this Article 8, from and after the Closing, Purchaser Parties shall indemnify, defend and hold harmless Seller Parties (including the Shareholders) and their respective officers, directors, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (the “Seller Indemnified Parties,” together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages or Claims that arise out of, relate to or result from any of the following described matters: (i) any breach by Purchaser Parties of any representation, warranty, covenant or agreement of Purchaser Parties in this Agreement, (ii) any Taxes relating to the Purchased Assets attributable to any post-Closing taxable period, and (iii) any Liability arising after the Closing related to the Purchased Assets, including, without limitation, any post-Closing Liabilities incurred under the Assumed Contracts.

8.4Claim Procedures. Each Indemnified Party shall timely provide notice of a Claim for indemnification pursuant to this Article 8 (a “Claim Notice”) in writing to the Indemnifying Party, specifying the nature and basis for such Claim and a copy of all papers supporting, pertaining to, or served with, any such Claim (if any). For purposes of this Section 8.4, receipt by a Party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Party shall require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

8.5Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a)Payment of all amounts due and owing by an Indemnifying Party with respect to a Third-Party Claim, subject to the Indemnifying Party’s right to dispute its liability related to the Third-Party Claim, shall be made within a reasonable time, but in no event later than thirty (30) days, after (i) the Third-Party Claim has been adjudicated against the Indemnifying Party by a final, non-appealable judgment of a court of competent jurisdiction, if the Indemnifying Party disputes its liability therefor, or (ii) in lieu of the resolution described in Section 8.5(a)(i), such dispute is settled by mutual agreement between the Third-Party and the Indemnifying Party, and the Indemnified Party has delivered a written demand therefor to the Indemnifying Party.

(b)Subject to Section 8.7(e), payment of all amounts due and owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made, unless otherwise agreed by the Third-Party and the Indemnifying Party, within a reasonable time, but in no event later than thirty (30) days, after (i) the date the Indemnifying Party receives a Claim Notice, if the Indemnifying Party does not dispute its liability therefor, or (ii) the date of the Indemnifying Party’s liability to the Indemnified Party under this Agreement has been determined by a final, non-appealable judgment of a court of competent jurisdiction, if the Indemnifying Party’s disputes its liability therefor.

8.6Control of Third-Party Claims.

(a)In the event of the assertion of any Claim or other action against any Indemnified Party by a claimant that is not a party to this Agreement with respect to a matter subject to indemnity hereunder (a “Third-Party Claim”), the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim, and may assert any defense of the Indemnified Party or the Indemnifying Party; provided, however, that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions, hearings, and trial. The Indemnifying Party shall not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)If the Indemnifying Party, by the thirtieth (30th) day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party reasonably deems appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

8.7Holdback.

(a)The Indemnity Holdback Shares shall be retained by Purchaser and the Indemnity Holdback Amount shall be available to compensate the Purchaser Indemnified Parties for Losses pursuant to the indemnification obligations set forth in this Article 8.

(b)Within ten (10) days following the expiration of the Survival Period (or at such earlier time, as mutually agreed by Purchaser and Seller), Purchaser shall deliver to Seller a number of ANC Shares equal to (x) the Indemnity Holdback Amount, less (y) the amount of any Losses which have been applied to the Indemnity Holdback Amount prior to such date pursuant to this Agreement, divided by (z) the ANC Share Value.

(c)All payments made from the Indemnity Holdback Amount shall be treated by the Parties as an adjustment to the Purchase Price received by Seller.

(d)With respect to any portion of the Indemnity Holdback Amount retained by Purchaser after the expiration of the Survival Period due to a pending Claim that has not been resolved at such time, within ten (10) days after such Claim has been resolved to the extent that the resolution does not result in Purchaser being entitled to retain such funds, such portion of the Indemnity Holdback Amount shall be converted to ANC Shares and promptly delivered to Seller.

(e)Notwithstanding the foregoing, to the extent that the Indemnity Holdback Amount is insufficient to permit Purchaser or any Purchaser Indemnified Party to recover the full amount of its Losses as either determined by a final, non-appealable judgment of a court of competent jurisdiction or by mutual agreement of Seller Parties and Purchaser and/or any Purchaser Indemnified Party, Seller Parties shall pay in cash all amounts due and owing to Purchaser or any Purchaser Indemnified Party within a reasonable time, but in no event later than thirty (30) days, after the date of determination or mutual agreement regarding Seller Parties’ liability to Purchaser or any Purchaser Indemnified Party under this Agreement.

8.8Right of Set-Off. Upon notice to the Seller Parties specifying in reasonable detail the basis for such set-off, Purchaser may set-off any amount to which any of the Purchaser Indemnified Parties may be entitled under this Article 8 against the Indemnity Holdback Amount. The exercise of such right of set-off or reduction by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement or any other agreement to which Purchaser or any Affiliate of Purchaser is a party. Neither the exercise of nor the failure to exercise such right of set-off or reduction will constitute an election of remedies or limit the Purchaser Indemnified Parties in any manner in the enforcement of any other remedies that may be available to them.

8.9Exclusive Remedy. The parties acknowledge and agree that, from and after Closing, for the applicable survival period specified in Section 8.1, their sole and exclusive remedy with respect to any and all Third-Party Claims and Claims between the parties (other than Claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 8. Nothing in this Section 8.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal, willful, or intentional misconduct.

ARTICLE 9

MISCELLANEOUS

9.1Fees and Expenses. At Closing, Purchaser shall pay to Seller $6,500 by check or wire transfer of immediately available funds to an account designated in writing by Seller in order to reimburse Seller for out-of-pocket expenses relating to this Transaction. Other than as set forth in this Section 9.1, each party will pay its own fees, expenses and disbursements and those of its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and the Transaction Documents and any amendments hereto or thereto and the consummation of the Transactions.

9.2Further Acts and Assurances. Seller Parties shall, at any time and from time to time at and after the Closing, upon the written request of Purchaser and without additional consideration, take any and all steps reasonably necessary to place Purchaser in possession and operating control of the Purchased Assets, and Seller Parties will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transferring and confirming to Purchaser of any or all of the Purchased Assets.

9.3Notices, Etc. All notices, requests, demands or other communications required by this Agreement to be in writing shall be deemed to have been duly given to any party when delivered by overnight courier service or when delivered by e-mail or facsimile with confirmation of receipt, in each case to the applicable addresses set forth below:

If to Seller or the Shareholders:	Litton Enterprises Inc. 7026 Old Katy Road, Suite 259 Houston, Texas 77024 Attn: Robert Dihu; Larry Litton Jr. E-mail:

With a copy (which shall not constitute notice) to:	Law Office of Shane McClelland, PLLC 440 Cobia Drive, Suite 101 Katy, Texas 77494 Attention: Shane McClelland E-mail: shane@hmtrial.com

If to Purchaser or HoldCo:	ANC Green Solutions – Zodega, LLC c/o Andover National Corporation 40 West 57th Street, Suite 2020 New York, New York 16019 Attn: Milun Patel E-mail: milun@andovernational.com

With a copy (which shall not constitute notice) to:	Balch & Bingham LLP 1901 6th Avenue North, Suite 1500 Birmingham, Alabama 35203 Attention: David K. Bowsher E-mail: dbowsher@balch.com or to such other address as such party shall have designated by notice so given to each other party. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent if receipt occurs during normal business hours and otherwise on the next business day.

9.4Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Without the prior written consent of the other Parties, no Party may assign or delegate either this Agreement or any of the rights or obligations of such Party. Any attempted assignment or delegation in violation of this Section 9.4 shall be void.

9.5Entire Agreement. The Transaction Documents and the Schedules and Exhibits thereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the Parties hereto; provided, however, that this provision is not intended to abrogate any other written agreement between the Parties executed with or after this Agreement or any written agreement pertaining to another subject matter.

9.6No Third-Party Beneficiaries. Except for the Parties hereto and their assignees permitted hereunder, no other Person shall acquire any legal or equitable rights or remedies under this Agreement.

9.7Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Any dispute or action arising under this Agreement shall be settled in the federal or state courts of the State of Texas located in Harris County, to whose exclusive jurisdiction and venue each Party hereby submits. Seller Parties and Purchaser hereby waive any objection to the propriety or convenience of such venue.

9.8Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A CLAIM OR CAUSE OF ACTION; (B) SUCH PARTY HAS SOUGHT THE ADVICE OF ITS COUNSEL REGARDING THE IMPLICATIONS OF THIS WAIVER AND HAS CONSIDERED SUCH IMPLICATIONS; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, CERTIFICATIONS, AND ACKNOWLEDGMENTS IN THIS SECTION 9.8.

9.9Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

9.10Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof. No delay or failure on the part of any Party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.11Headings. The headings of the Articles, Sections, Schedules, and Exhibits of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.12Interpretive Provisions. Whenever appropriate from the context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and each pronoun, whether stated in the masculine, feminine or neuter gender, shall include the masculine, feminine and the neuter gender. Any reference in this Agreement to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions. Unless otherwise specified, all references in this Agreement to Sections, Articles, Exhibits, and Schedules are references to Sections, Articles, Exhibits, and Schedules of or to this Agreement. Except as otherwise provided herein, in the event of a conflict between the terms of the body of this Agreement and the terms of any Exhibit or Schedule, the terms of the body of this Agreement shall control. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference herein to any law or regulation shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. With respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including.” With respect to all dates and time periods set forth or referred to herein, time is of the essence.

9.13No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.14Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and electronically mailed or facsimile pages, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the Parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

SELLER:

LITTON ENTERPRISES INC.
d/b/a Zodega-TIS Services,
a Texas corporation

By:	/s/ Robert Dihu
Name:	Robert Dihu
Title:	Authorized Officer

SHAREHOLDERS:

/s/ Robert Dihu
ROBERT DIHU

/s/ Larry Litton Jr.
LARRY LITTON JR.

(Signature Pages Continue)

Signature Page

Asset Purchase and Contribution Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

PURCHASER:

ZODEGA LANDSCAPE SERVICES, LLC,
a Delaware limited liability company

By:	/s/ Milun Patel
Name:	Milun Patel
Title:	Authorized Officer

HOLDCO:

ANC GREEN SOLUTIONS – ZODEGA, LLC,
a Delaware limited liability company

By:	/s/ Milun Patel
Name:	Milun Patel
Title:	Authorized Officer

Signature Page

Asset Purchase and Contribution Agreement

EXHIBIT A

Form of Contribution Agreement

See attached.

EXHIBIT B

Purchase Price Allocation

See attached.

EXHIBIT C

Form of Bill of Sale

See attached.

EXHIBIT D-1

Form of Dihu Employment Agreement

See attached.

EXHIBIT D-2

Form of Litton Employment Agreement

See attached.

EXHIBIT E

Form of Lease Assignment

See attached.